EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation in this registration statement on Form S-1 our report dated March 17, 2003, included in TenFold Corporation’s Form 10-K for the fiscal year ended December 31, 2002 and to all references to our Firm included in this registration statement on Form S-1.

/s/    Tanner + Co.

Salt Lake City, Utah

February 10, 2004